                       Renewal of Distribution Agreement
                       ---------------------------------


This Agreement made this 31st day of July, 2000 by and between Nuveen Taxable Funds Inc. (formerly, Flagship Utility Income Fund, a series of Flagship Admiral Funds Inc.), a Maryland corporation (the "Fund"), and Nuveen Investments, a Delaware corporation (the "Underwriter");

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the "Agreement") pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 1, 2000 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 1, 2001 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 1, 2001 and ratify and confirm the Agreement in all respects.


                                 NUVEEN TAXABLE FUNDS INC.



                                 By:    /s/ Gifford R Zimmerman
                                    ---------------------------
                                    Vice President

ATTEST:


    /s/ Virginia L. O'Neal
--------------------------
Assistant Secretary

                                 NUVEEN INVESTMENTS



                                 By:    /s/ Larry Martin
                                    --------------------
                                    Vice President

ATTEST:


    /s/ Nicholas Dalmaso
------------------------
Assistant Secretary